Consent of Independent Accountants



We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 9 to the registration statement on Form N-1A (the "Registration Statement") of our report dated February 24, 1999, relating to the financial statements and financial highlights appearing in the December 31, 1998 Annual Report to Shareholders of TIFF Investment Program, Inc., which is also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading "Financial Highlights" in the Prospectus and under the heading "Independent Accountants" in the Statement of Additional Information.




PricewaterhouseCoopers LLP 1177 Avenue of the Americas New York, New York 10036 April 28, 1999